Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
     Eric Liebler (the “Employee”) and Questcor Pharmaceuticals, Inc. (the “Company”) hereby agree to terminate their employment relationship on the following basis:
     1.     Employee’s employment with the Company ceased effective July 31, 2007 due to resignation.
     2.     With respect to outstanding business expenses, if any, Employee agrees that on or before August 31, 2007, he will submit a final expense reimbursement statement reflecting any outstanding business expenses incurred through his termination date, along with the appropriate receipts and necessary supporting documentation. The Company will provide reimbursement for appropriate business expenses pursuant to its current business policies and practices.
     3.     Other than any such outstanding expenses, Employee represents and agrees that he has received all compensation owed to him by the Company through his termination date, including any and all wages, bonuses, incentives, commissions, earned but unused vacation, and any other payments, benefits, or other compensation of any kind to which he was entitled from the Company.
     4.     Employee represents to the Company that he is signing this Separation Agreement and General Release (this “Agreement”) voluntarily. The company is providing valid consideration for this Agreement.
     5.     Conditioned on Employee’s execution, without subsequent revocation, of this Separation Agreement and General Release and Employee’s compliance with the terms of this Agreement, the Company will:
(a)	Provide Employee with six (6) months severance in the form of salary continuation at his current rate of pay, less legally required withholdings, payable on regularly scheduled paydays occurring between August 1, 2007 and December 31, 2007. Employee will receive both his fifth and sixth month of severance pay in December 2007;

(b)	Pay the medical, dental and vision insurance premiums for continued insurance coverage for Employee and his currently insured dependents for the period of August 1 through December 31, 2007, provided that Employee makes a timely election to continue such coverage for himself and/or for his dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”);

(c)	Engage Employee as a consultant pursuant to the terms and conditions set forth in the parties’ Consulting Agreement effective August 1, 2007; and

(d)	Allow Employee to continue to vest stock options under the three stock option grants he received on August 1, 2006, November 13, 2006 and February 9, 2007, respectively, while working for the Company as a consultant pursuant to the terms of the Company’s Incentive Stock Option Plan.
     Upon Employee’s acceptance or commencement of other full-time employment during the Severance Period, except for that as referenced in 5(c), all further salary continuation or insurance premium payments shall cease. Employee will not accrue any additional benefits, including but not limited to vacation or holiday pay during the Severance Period.
     6.     Should Employee fail to execute this Agreement within the time frame provided or should Employee subsequently revoke or breach this Agreement, both this Agreement and the Consulting Agreement will immediately become null and void, and any and all consideration provided under either Agreement must be immediately returned.
     7.     The parties acknowledge that Employee currently has twenty thousand eight hundred thirty-three (20,833) fully vested options to purchase shares of the Company’s common stock, which options are exercisable at the price of ninety cents ($0.90) per share. Employee’s stock option rights shall be subject to the terms and conditions set forth in the Stock Option Agreement and the applicable Stock Option plan.
     8.     Employee understands that the Company’s Proprietary Information and Inventions Agreement and the Company’s Policy Against Insider Trading which he signed during his employment contain obligations which will continue in full force and effect both while Employee serves as a consultant and after the effective date of the termination of his consultancy. Employee and Company’s officers and directors agree to comply with all such continuing obligations and further agree that in the future they will not libel, slander, disparage or talk negatively about the other party.
     9.     In exchange for the consideration described above, which Employee would not otherwise be entitled to receive, Employee does hereby forever irrevocably and unconditionally fully release and discharge the Company and its predecessors, successors, subsidiaries, and their past and current officers, directors, agents, employees, partners, shareholders, and affiliates (the “Released Parties”), from any and all causes of action, claims, suits, demands or other obligations or liabilities of every kind and nature (including without limitation attorneys’ fees and costs), whether known or unknown, that Employee ever had, now has, or may in the future have that arose on or before the date Employee signs this Agreement, regarding any aspect of his employment, compensation, the termination of his employment with the Company, his August 1, 2006 offer letter from the Company, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, 42 U.S.C.

section 1981, the Fair Labor Standards Acts, the WARN Act, the California Fair Employment and Housing Act, California Government Code section 12900, et seq., the Unruh Civil Rights Act, California Civil Code section 51, all provisions of the California Labor Code; all New Jersey laws regarding fair employment practices, employment discrimination, civil rights and equal rights, the Employee Retirement Income Security Act, 29 U.S.C. section 1001, et seq., all as amended, any other federal, state or local law, regulation or ordinance or public policy, contract, tort or property law theory, or any other cause of action whatsoever that arose on or before the date Employee signs this Agreement.
     10.     It is further understood and agreed that as a condition of this Agreement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by Employee. Such Section reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
     Employee further expressly waives any and all rights he may have under any other statute or common law principle of any other state which is of similar force and effect as California Civil Code section 1542. Thus, for the purpose of implementing a full and complete release and discharge of the Released Parties, Employee expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims which Employee does not know or suspect to exist in his favor against the Released Parties at the time of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.
     11.     Employee agrees to withdraw with prejudice all complaints or charges, if any, he has filed against any of the Released Parties with any agency or court. Employee agrees that he will not file any lawsuit, complaint, or charge against any Released Party based on the claims released in this Separation Agreement and General Release.
     12.     The release in this Agreement includes, but is not limited to, claims arising under federal, state or local law for age, race, sex or other forms of employment discrimination and retaliation. In accordance with the Older Workers Benefit Protection Act, Employee hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination in Employment Act of 1967, as amended, which he might otherwise have had against the Released Parties. Employee is hereby advised that he should consult with an attorney before signing this Agreement and that he has 21 days in which to consider and accept this Agreement by signing and returning this Agreement to Fredric Storch. In addition, Employee has a period of seven days following his execution of this Agreement in which he may revoke the Agreement. If Employee does not advise Fredric Storch by a writing received by him within such seven day period of Employee’s intent to revoke the Agreement, the Agreement will become effective and enforceable upon the expiration of the seven days.
     13.     Employee acknowledges that this Agreement will be filed by the Company with the Securities and Exchange Commission in accordance with the Company’s filing obligations under the Securities Exchange Act of 1934.
     14.     Employee represents that he has returned to the Company all proprietary or confidential information and property of the Company, including but not limited to all keys to the office and leased automobile, all fobs, credit cards, files, records, access cards, equipment and other Company owned property, records or information in his possession, including all copies thereof in whatever form, including any and all electronic copies, with the exception of the Company’s laptop computer, which Employee may retain. Employee represents that he will not retain in any form, weather electronic or otherwise, any Company documents or information subsequent to the cessation of his consultancy. The severance payments referenced above cannot be commenced until all Company property has been returned to the Company.
     15.     Any and all disputes connected with, related to or arising from this Separation Agreement and General Release will be settled by final and binding arbitration in accordance with the rules of the American Arbitration Association as presently in force. Any such arbitration will take place in Alameda County, California. The parties hereby incorporate into this agreement all of the arbitration provisions of Section 1283.05 of the California Code of Civil Procedure. Each side will bear its own attorneys’ fees, and the arbitrator will not have authority to award attorneys’ fees unless a statutory section at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator has authority to make such award as permitted by the statute in question. The arbitration shall be instead of any civil litigation; this means that all parties are waiving any right a jury trial, and that the arbitrator’s decision shall be final and binding to the fullest extend permitted by law and enforceable by any court having jurisdiction thereof. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.
     16.     This Separation Agreement and General Release shall not be construed against any party merely because that party drafted or revised the provision in question, and it shall not be construed as an admission by the Released Parties of any improper, wrongful, or unlawful actions, or any other wrongdoing against Employee, and the Released Parties specifically disclaim any liability to or wrongful acts against Employee.
     17.     This Agreement may be modified only by written agreement signed by both parties.
     18.     In the event any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.

     19.     This Separation Agreement and General Release, along with Company’s Invention and Non-Disclosure Agreement and proposed Consulting Agreement, which are incorporated herein by this reference, constitute the entire agreement between the parties regarding the subject matter hereof, and supersede any and all prior and contemporaneous oral and written agreements.

EMPLOYEE

Dated:	August 3, 2007	/s/ Eric Liebler

Eric Liebler

QUESTCOR PHARMACEUTICALS, INC.

Dated:	August 3, 2007	/s/ Fredric Storch

Fredric Storch